Paragon 28 Reports Second Quarter 2022 Financial Results and Increases 2022 Net Revenue Guidance

ENGLEWOOD, Colo., August 3, 2022 -- Paragon 28, Inc. (NYSE: FNA) (“PARAGON”), a leading medical device company exclusively focused on the foot and ankle orthopedic market, today reported financial results for the quarter ended June 30, 2022 and increased its 2022 revenue guidance.

Financial Highlights

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Net revenue $42.5 million for the second quarter of 2022, representing growth of 19% over the second quarter of 2021.
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Strengthening of the U.S. dollar reduced second quarter 2022 net revenue growth by 140 basis points as compared to the second quarter of 2021.
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U.S. revenue for the second quarter of 2022 was $36.8 million, representing growth of 19% over the second quarter of 2021. Growth in the quarter was driven primarily by sales force productivity gains resulting from new product launches and continued medical education momentum.
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International revenue for the second quarter of 2022 was a record $5.7 million, representing growth of 20% over the second quarter of 2021. Strengthening of the U.S. dollar reduced second quarter 2022 international net revenue growth by approximately 10 percentage points as compared to the second quarter of 2021. Growth in the quarter was driven primarily by Australia, South Africa, and the United Kingdom.
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Gross margin 82.0% for the second quarter 2022 compared to 81.3% for the second quarter of 2021, reflecting lower excess and obsolete inventory expense.
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Operating expenses $43.9 million for the second quarter of 2022 compared to $30.2 million for the second quarter of 2021 and $43.0 million in the first quarter of 2022. The sequential quarterly increase in operating expenses as compared to the first quarter of 2022 was driven by $1.2 million of one-time costs related to the successful second quarter launch of SAP.
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Net loss $9.6 million for the second quarter of 2022 compared to net loss $1.9 million for the second quarter of 2021 and net loss of $9.2 million for the first quarter 2022.
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Adjusted EBITDA for the second quarter of 2022 was negative $3.2 million compared to positive $1.6 million in the second quarter of 2021, and negative $3.3 million in the first quarter of 2022.

“I am very pleased with P28’s second quarter results, including 19% growth in the U.S. and another record quarter in our international business”, said Albert DaCosta, Chairman and Chief Executive Officer. “It was very encouraging to see double-digit second quarter growth in each of the foot and ankle sub-segments, fueled by impressive gains in U.S. sales force productivity, driven by our 19 products launched since 2020 combined with our best-in-class medical education. Our year-to-date revenue growth of 22% demonstrates the strength and resilience of our balanced business model, despite a challenging business environment.”

Third Quarter 2022, Fourth Quarter 2022, and Full Year 2022 Revenue Guidance

Updated revenue guidance assumes foreign currency translation rates remain consistent with current foreign currency translation rates.

The Company has increased full year 2022 net revenue to $176 million, representing reported growth of 19% as compared to full year 2021. The strengthened U.S. dollar is expected to reduce full year 2022 net revenue growth as compared to the prior year by approximately 100 basis points.

The Company expects third quarter and fourth quarter 2022 net revenue to be $42.5 million and $49.6 million, respectively, representing growth compared to the prior year periods of approximately 19% and 16%, respectively. The strengthened U.S. dollar is expected to reduce both third quarter and fourth quarter net revenue growth as compared to the prior year periods by approximately 100 basis points.

The foregoing forward-looking statements reflect our expectations as of today's date. Given the number of risk factors, uncertainties and assumptions discussed, actual results may differ materially.

Webcast and Conference Call Information

Paragon 28 will host a conference call to discuss second quarter 2022 financial results on Wednesday, August 3, 2022, at 2:30 p.m. Mountain Time / 4:30 p.m. Eastern Time. Investors interested in listening to the conference call may do so by dialing (844)-200-6205 for domestic callers or (646)-904-5544 for international callers, using conference ID: 767989. Live audio of the webcast will be available on the “Investors” section of the company’s website at ir.paragon28.com. The webcast will be archived and available for replay for at least 90 days after the event.

About Paragon 28, Inc.

Based in Englewood, Colo., Paragon 28, is a leading medical device company exclusively focused on the foot and ankle orthopedic market and is dedicated to improving patient lives. From the onset, Paragon 28® has provided innovative orthopedic solutions, procedural approaches and instrumentation that cover a wide range of foot and ankle ailments including fracture fixation, hallux valgus (bunions), hammertoe, ankle, progressive collapsing foot deformity (PCFD) or flatfoot, charcot foot and orthobiologics. The company designs products with both the patient and surgeon in mind, with the goal of improving outcomes, reducing ailment recurrence and complication rates, and making the procedures simpler, consistent, and reproducible.

Forward Looking Statements

Except for the historical information contained herein, the matters set forth in this press release are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to: Paragon 28’s potential to shape a better future for foot and ankle patients and its estimated net revenue for the full year and third and fourth quarters of 2022. You are cautioned not to place undue reliance on these forward-looking statements. Forward-looking statements are only predictions based on our current expectations, estimates, and assumptions, valid only as of the date they are made, and subject to risks and uncertainties, some of which we are not currently aware. Forward‐looking statements should not be read as a guarantee of future performance or results and may not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. These forward‐looking statements are based on Paragon 28’s current expectations and inherently involve significant risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in such forward‐looking statements as a result of these risks and uncertainties. These risks and uncertainties are described more fully in the section titled “Risk Factors” in Paragon 28’s filings with the Securities and Exchange Commission (the “SEC”), including Paragon 28’s annual report on Form 10-K filed with the SEC on March 8, 2022. Paragon 28 does not undertake any obligation to update forward‐looking statements and expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward‐looking statements contained herein. These forward-looking statements should not be relied upon as representing Paragon 28’s views as of any date subsequent to the date of this press release. Paragon 28’s results for the quarter and six month period ended June 30, 2022 are not necessarily indicative of our operating results for any future periods.

Use of Non-GAAP Financial Measures and Their Limitations

In addition to our results and measures of performance determined in accordance with U.S. GAAP presented in this press release, we believe that certain non-GAAP financial measures are useful in evaluating and comparing our financial and operational performance over multiple periods, identifying trends affecting our business, formulating business plans and making strategic decisions.

Adjusted EBITDA is a key performance measure that our management uses to assess our financial performance and is also used for internal planning and forecasting purposes.

We believe that Adjusted EBITDA, together with a reconciliation to net income, helps identify underlying trends in our business and helps investors make comparisons between our company and other companies that may have different capital structures, tax rates, or different forms of employee compensation. Accordingly, we believe that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results, enhancing the overall understanding of our past performance and future prospects, and allowing for greater transparency with respect to a key financial metric used by our management in its financial and operational decision-making. Our use of Adjusted EBITDA has limitations as an analytical tool, and you should not consider these measures in isolation or as a substitute for analysis of our financial results as reported under U.S. GAAP. Some of these potential limitations include:

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other companies, including companies in our industry which have similar business arrangements, may report Adjusted EBITDA, or similarly titled measures but calculate them differently, which reduces their usefulness as comparative measures;

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although depreciation and amortization expenses are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect cash capital expenditures for such replacements or for new capital expenditure requirements;

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Adjusted EBITDA also does not reflect changes in, or cash requirements for, our working capital needs or the potentially dilutive impact of stock-based compensation; and

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Adjusted EBITDA does not reflect the interest expense, or the cash requirements necessary to service interest or principal payments, on our debt that we may incur.

Because of these and other limitations, you should consider our non-GAAP measures only as supplemental to other GAAP-based financial measures.

Investor Contact:

Matt Brinckman

Senior Vice President, Strategy and Investor Relations

mbrinckman@paragon28.com

PARAGON 28, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

(unaudited)

	June 30, 2022	December 31, 2021
ASSETS
Current assets:
Cash	$73,002	$109,352
Trade receivables	32,598	25,939
Inventories, net	51,700	40,241
Income taxes receivable	660	920
Other current assets	3,129	3,078
Total current assets	161,089	179,530

Property and equipment, net	56,066	32,181

Intangible assets, net	20,352	16,505
Goodwill	26,975	6,329

Deferred income taxes	563	—

Total assets	$265,045	$234,545

LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$14,564	$13,028
Accrued expenses	21,407	18,232
Other current liabilities	6,926	1,929
Current maturities of long-term debt	757	153
Income taxes payable	305	615
Total current liabilities	43,959	33,957

Long-term liabilities:
Long-term debt net, less current maturities	42,519	7,476
Other long-term liabilities	905	840
Deferred income taxes	197	78
Income taxes payable	527	—
Total liabilities	88,107	42,351

Commitments and contingencies (Note 12)

Stockholders' equity:
Common stock, $0.01 par value, 300,000,000 shares authorized; 77,451,087 and 77,360,806 shares issued, and 76,537,568 and 76,447,287 shares outstanding as of June 30, 2022 and December 31, 2021, respectively	764	763
Additional paid in capital	202,367	197,868
Accumulated deficit	(19,302)	(463)
Accumulated other comprehensive (loss) income	(909)	8
Treasury stock, at cost; 913,519 shares as of June 30, 2022 and December 31, 2021	(5,982)	(5,982)
Total stockholders' equity	176,938	192,194
Total liabilities & stockholders' equity	$265,045	$234,545

PARAGON 28, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Net revenue	$42,498	$35,734	$83,869	$68,838
Cost of goods sold	7,638	6,672	14,429	13,113
Gross profit	34,860	29,062	69,440	55,725

Operating expenses
Research and development costs	5,990	3,587	11,763	7,136
Selling, general, and administrative	37,948	26,645	75,190	50,041
Total operating expenses	43,938	30,232	86,953	57,177

Operating loss	(9,078)	(1,170)	(17,513)	(1,452)

Other income (expense)
Other income (expense)	652	1	551	(26)
Interest expense, net	(1,104)	(537)	(1,772)	(601)
Total other expense	(452)	(536)	(1,221)	(627)

Loss before income taxes	(9,530)	(1,706)	(18,734)	(2,079)
Income tax expense	73	178	105	332

Net loss	$(9,603)	$(1,884)	$(18,839)	$(2,411)
Less: cumulative dividends on Series B convertible preferred stock	—	(473)	—	(942)
Net loss attributable to common stockholders	$(9,603)	$(2,357)	$(18,839)	$(3,353)
Foreign currency translation adjustment	(593)	84	(917)	(454)
Comprehensive loss	$(10,196)	$(2,273)	$(19,756)	$(3,807)
Weighted average number of common stocks outstanding:
Basic	76,481,709	46,919,443	76,465,082	46,885,995
Diluted	76,481,709	46,919,443	76,465,082	46,885,995
Net loss per share attributable to common stockholders:
Basic	$(0.13)	(0.05)	$(0.25)	$(0.07)
Diluted	$(0.13)	(0.05)	$(0.25)	$(0.07)

PARAGON 28, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Six Months Ended June 30,
	2022	2021
Cash flows from operating activities
Net loss	$(18,839)	$(2,411)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	6,566	3,678
Allowance for doubtful accounts	—	127
Provision for excess and obsolete inventories	(446)	1,232
Stock-based compensation	4,465	1,715
Amortization of debt issuance costs	248	126
Change in fair value of earnout liabilities	(1,040)	—
Deferred income taxes	(707)	—
Loss on disposal of property and equipment	623	223
Other	(638)	—
Changes in other assets and liabilities, net of acquisitions:
Accounts receivable	(6,825)	(105)
Inventories	(11,518)	(4,561)
Other current assets	289	(1,323)
Accounts payable	1,537	3,483
Accrued expenses and other current liabilities	1,992	1,725
Income tax receivable/payable	454	(43)
Net cash (used in) provided by operating activities	(23,839)	3,866

Cash flows from investing activities
Purchases of property and equipment	(29,204)	(6,517)
Proceeds from sale of property and equipment	519	400
Purchases of intangible assets	(783)	(857)
Acquisition of Disior, net of cash received	(18,504)	(15,000)
Net cash used in investing activities	(47,972)	(21,974)

Cash flows from financing activities
Proceeds from draw on term loan	20,000	—
Proceeds from issuance of long-term debt	16,000	24,846
Payments on long-term debt	(178)	(5,945)
Payments of debt issuance costs	(405)	(2,978)
Proceeds from issuance of common stock	—	1,000
Payments on treasury stock repurchased	—	(561)
Proceeds from exercise of stock options	300	351
Net cash provided by financing activities	35,717	16,713

Effect of exchange rate changes on cash	(256)	(62)
Net decrease in cash	(36,350)	(1,457)
Cash at beginning of period	109,352	17,501
Cash at end of period	$73,002	$16,044

Supplemental disclosures of cash flow information:
Cash paid for taxes	$386	$374
Cash paid for interest	$1,520	$178
Purchase of property and equipment included in accounts payable	$3,088	$99
Series B convertible preferred stock dividend	$—	$942

PARAGON 28, INC. AND SUBSIDIARIES

RECONCILIATION OF NET LOSS TO NON-GAAP ADJUSTED EBITDA

(in thousands)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
	(in thousands)
Net loss	$(9,603)	$(1,884)	$(18,839)	$(2,411)
Interest expense	1,104	537	1,772	601
Income tax expense	73	178	105	332
Depreciation and amortization expense	3,536	1,939	6,566	3,678
Stock based compensation expense	2,343	857	4,465	1,715
Change in fair value of earnout liability (1)	(620)	—	(540)	—
Adjusted EBITDA	$(3,167)	$1,627	$(6,471)	$3,915

(1) Represents non-cash change in the fair value of earnout liability for the three and six months ended June 30, 2022